Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
dmatsui@sha-ir.com

INTEVAC REPORTS SECOND-QUARTER 2004 FINANCIAL RESULTS

Higher Sales, Improved Margins, Ten Disk Sputtering Systems Shipped

Santa Clara, Calif.—July 13, 2004—Intevac, Inc. (Nasdaq: IVAC) reported financial results for the second quarter and six months ended June 26, 2004.

Total revenues for the quarter were $18.0 million, compared to $4.6 million in the second quarter of 2003. Equipment revenues were $15.4 million, versus $2.4 million in second quarter last year; the increase resulting from the sale of two next-generation Intevac®200 Lean disk sputtering systems and one Intevac®MDP-250B disk sputtering system. Imaging revenues were $2.6 million, up from $2.2 million, due to higher revenues from research and development contracts.

Net income for the second quarter of 2004 was $781,000 or $0.04 per diluted share on 20,678,000 weighted-average shares outstanding, compared to a net loss of $4.8 million, or $0.39 per diluted share on 12,187,000 weighted-average shares, in second quarter 2003. The improvement was primarily attributable to higher Equipment sales, higher gross margins on Equipment sales and relatively flat operating expenses.

Total revenues for the first six-months of 2004 were $24.5 million, up from $16.6 million in the first six-months of 2003. Equipment revenues were $19.6 million, compared to $12.8 million in the prior year period. The increase was attributable to higher sales of disk sputtering systems and components, which were partially offset by a reduction in sales from flat panel display manufacturing equipment. Imaging revenues were $4.9 million, up from $3.8 million in the prior year period, due to higher revenues from research and development contracts.

Net loss for the first six-months of 2004 fell to $2.5 million, or $0.13 per diluted share on 19,373,000 weighted-average shares outstanding, from net losses of $8.8 million, or $0.72 per diluted share on 12,176,000 weighted-average shares, for the same period in 2003. The improvement was primarily attributable to higher equipment sales, higher gross margins on equipment sales and lower operating expense ratios. Also contributing was the absence of fixed-asset write-offs of $639,000 included in 2003 results.

Order backlog totaled $46.4 million on June 26, 2004, compared to $52.0 million on March 27, 2004, and $14.3 million on June 28, 2003.

Intevac Chief Executive Kevin Fairbairn commented: “We delivered nine next-generation 200 Lean disk sputtering systems and one MDP-250B disk sputtering systems to a total of three customers this quarter. This was a dramatic increase in our production rate from the two systems that we delivered in all of 2003. This was our first volume production of the 200 Lean and we completed it on an accelerated schedule driven by our customer’s desire to produce large volumes of thin-film media on the 200 Lean during Q3. This demonstrated our ability to quickly ramp production to a rate of nearly one system per week. However, the acceleration and rapid ramp negatively impacted our ability to achieve our cost goals, which will result in lower gross margins as this initial batch of systems is recognized for revenue. Our operations group is now addressing our supply chain and manufacturing processes and we expect to achieve our cost targets on future builds of the 200 Lean.”

Fairbairn continued. “We also continue to make excellent progress in our Imaging business, with increased revenues, strong order bookings and good progress in operations building the foundation for low-cost production of imaging devices.”

Conference Call Information

The Company will discuss its financial results in a conference call July 13, 2004 at 8:00 a.m. PDT (11:00 a.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.FullDisclosure.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available beginning at 11 a.m. PDT on July 13 through midnight July 15. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 8530733.

About Intevac

Intevac is the world’s leading supplier of disk sputtering equipment for the thin-film disk industry and a developer of leading technology for extreme low light imaging sensors, cameras and systems.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to projected gross margins on 200 Lean systems, ability to achieve cost targets on 200 Lean systems and low cost production of imaging devices. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks and other factors are detailed the Company’s regular filings with the U.S. Securities and Exchange Commission.

[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		6 months ended
	June 26,	June 28,	June 26,	June 28,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues
Equipment	$15,403	$2,396	$19,556	$12,813
Imaging	2,577	2,191	4,923	3,789

Total net revenues	17,980	4,587	24,479	16,602
Gross profit	5,791	1,119	7,456	2,279
Gross margin
Equipment	34.3%	26.8%	33.5%	11.7%
Imaging	19.8%	21.8%	18.2%	20.5%

Consolidated	32.2%	24.4%	30.5%	13.7%
Operating expenses
Research and development	3,083	3,114	6,141	5,743
Selling, general and administrative	2,223	2,146	4,393	4,071

Total operating expenses	5,306	5,260	10,534	9,814
Operating income/(loss)
Equipment	1,415	(1,937)	(803)	(3,157)
Imaging	(726)	(1,394)	(1,551)	(3,021)
Corporate	(204)	(810)	(724)	(1,357)

Total operating income/(loss)	485	(4,141)	(3,078)	(7,535)
Other income/(expense)	296	(646)	534	(1,264)

Profit/(loss) before provision for income taxes	781	(4,787)	(2,544)	(8,799)
Provision for/(benefit from) income taxes	—	—	(12)	—

Net income/(loss)	$781	($4,787)	($2,532)	($8,799)

Income/(loss) per share
Basic	$0.04	($0.39)	($0.13)	($0.72)
Diluted[a]	$0.04	($0.39)	($0.13)	($0.72)
Weighted average common shares
Basic	20,010	12,187	19,373	12,176
Diluted[a]	20,678	12,187	19,373	12,176

a Diluted earnings per share exclude “as converted” treatment of our 6 1/2% Convertible Subordinated Notes Due 2004 through the period ending March 27, 2004 and our 6 1/2% Convertible Subordinated Notes Due 2009 through the period ending December 31, 2003 and the effect of outstanding stock options when these potentially dilutive securites are anti-dilutive to earnings per share

-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 26,	Dec. 31,
	2004	2003
ASSETS	(unaudited)
Current assets
Cash, cash equivalents and short term investments	$37,512	$19,507
Accounts receivable, net	15,597	14,016
Inventories — stores and production	10,621	7,677
Inventories — pending acceptance at customer site	28,286	5,431
Prepaid expenses and other current assets	737	1,113

Total current assets	92,753	47,744
Property, plant and equipment, net	5,848	5,796
Long term investments	12,187	—
Investment in 601 California Ave LLC	2,431	2,431
Other	3	4

Total assets	$113,222	$55,975

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Convertible notes	$—	$1,025
Accounts payable	7,222	3,396
Accrued payroll and related liabilities	1,687	1,610
Other accrued liabilities	3,134	2,643
Customer advances	30,635	16,432

Total current liabilities	42,678	25,106
Shareholders’ equity
Common stock	94,189	51,982
Retained earnings (deficit)	(23,645)	(21,113)

Total shareholders’ equity	70,544	30,869

Total liabilities and shareholders’ equity	$113,222	$55,975

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